Proxy Statement Pursuant to Section 14(a) of the
            Securities Exchange Act of 1934
               (Amendment No.    )

          Filed by the Resgistrant [X]

          Filed by a Party other than the Registrant [ ]

          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [X]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ]  Soliciting Materials Pursuant to s240.14a-11(c) or s240.14a-12

                                  Waverly, Inc.
          ..................................................................
                    (Name of Registrant as Specified In Its Charter)

                                  Waverly, Inc.
          ..................................................................
                 (Name of Person(s) Filing Proxy Statement)

          Payment of Filing Fee (Check the appropriate box):

          [X]  No fee required
          [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and Exchange Act 0-11.1

            1)  Title of each class of securities to which transaction applies:
          ................................................................
            2)  Aggregate number of securities to which  transaction applies:
          ................................................................
            3)  Price per unit or other underlying value oftransaction pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and stse how it was determined):
          ................................................................
            4)  Proposed maximum aggregate value of transaction:
          ................................................................
            5)  Total fee paid.

          [ ] Fee paid previously with prelimianry materials.

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)  Amount Previously Paid:
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


           WAVERLY, INC.
           -------------
         NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
         -----------------------------------------

         To the Shareholders of
          WAVERLY, INC.

                Notice is hereby given that the Annual Meeting of Shareholders of Waverly, Inc. will be held at The Center Club, 100 Light Street, Baltimore, Maryland 21202, at 4:00 p.m. on Monday, April 28, 1997, for the following purposes:

              1. To elect five Class C Directors to the Board of Directors for a term of three years.

              2. To approve the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company for the fiscal year ending December 31, 1997.

              3. To transact such other business as may properly come before the meeting or any adjournment thereof. Shareholders of record at the close of business on February 26, 1997, will be entitled to notice of and to vote at the meeting. All shareholders are cordially invited to attend the meeting in person. Those who cannot attend are urged to sign, date and mail promptly the enclosed proxy in the envelope provided for that purpose. A majority of the outstanding shares of Common Stock must be represented at the meeting in order to transact business, and whether you own a few or many shares, your proxy is important in fulfilling this requirement. Returning your proxy does not deprive you of your right to attend the meeting and vote your shares in person.

                 A copy of the annual report to shareholders is enclosed herewith.

                 By order of the Board of Directors
                 E. MAGRUDER PASSANO, JR.
                 Secretary

          PROXY STATEMENT
          ---------------
               This Proxy Statement is furnished in connection with the solicitation by the Company of proxies to be voted at the Annual Meeting of Shareholders to be held on April 28, 1997, at 4:00 p.m., at The Center Club, 100 Light Street, Baltimore, Maryland 21202, and at any adjournment thereof. The expense of preparing, printing and mailing the proxies will be borne by the Company. In addition to solicitations by mail, the Company may solicit proxies in person or by telephone and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals at the expense of The Company.

               Any proxy may be revoked by a shareholder at any time prior to its use by execution of another proxy bearing a later date, by written notice to any of the persons named in the proxy or by oral or written statement at the meeting.

               Holders of record at the close of business on February 26, 1997, of outstanding Common Stock of the Company are entitled to notice of and to vote at the meeting. Each share of stock is entitled to one vote. There is no provision for cumulative voting. Shares represented by any proxy properly executed and received pursuant to this solicitation will be voted at the meeting in accordance with the recommendation of the Board of Directors, unless otherwise directed by the shareholder. Shares of Common Stock held by the trustee of the Company's Incentive Savings Plan will be voted by the trustee. On February 26, 1997, the Company had 8,928,722 shares of Common Stock outstanding and entitled to vote at the meeting (9,731,798 shares if adjusted for all stock options exercisable within 60 days after the record date).

               The principal executive offices of the Company are located at 351 W. Camden Street, Baltimore, Maryland 21201. The approximate date on which this Proxy Statement and the attached form of proxy will be mailed to shareholders is March 25, 1997.

         PRINCIPAL HOLDERS OF COMMON STOCK
         ---------------------------------
              The following table lists the only persons known to the Company to be holding beneficially 5% or more of the Company's outstanding Common Stock or to have filed a Schedule 13D or 13G as of the record date, February 26, 1997:

                                                  Number      Percent of Total
          Name and Address                      of Shares(1)     Outstanding
          ----------------                      ------------  ----------------
          Life Estate under the Will of
            Edward B. Passano (2)(3)             3,227,822          36.2%

          Michael Urban (3)(4)                     802,500           9.0%

          J.F. Spahr, Jr., R.N. Spahr,
            John F. Spahr, Jr. and Regina
            O. Thomas, Trustees under the will
            of John F. Spahr, Sr. and the
            Christian C. Febiger Spahr, Jr.
            Revocable Trust(5)                     495,000           5.5%

           All members of the Passano family
             and their associates, including
             the above (6)                       5,209,622          57.4%

           GeoCapital Corporation (7)              719,700           8.1%
            767 Fifth Avenue
            New York, NY 10153

           Newsweb Corporation and its
             affiliates (8)                        670,298           7.5%
            1645 W. Fullerton Ave.
            Chicago, IL 60614

           Theodore L. Cross and certain
             persons (9)                           499,912           5.6%
            200 W. 57th Street - 15th Floor
            New York, NY 10019

         __________________

          (1) Includes shares issuable to the designated individuals under options exercisable within 60 days after the record date.

          (2) This is a Life Estate under the Will of Edward B.Passano presently held for the benefit of his son, Edward M. Passano, Sr. The shares held in the Passano Life Estate are subject to a voting trust agreement described below.

          (3) The address of such person is 351 W. Camden Street, Baltimore, Maryland 21201.

          (4) Includes 800,000 shares held by a corporation and which Dr. Urban is deemed to own beneficially, which are subject to a voting trust agreement described below.

          (5) The address of the Mr. Robert Spahr, Mr. John F. Spahr, Jr., Mr. Spahr and Ms. Thomas, Trustees under the will of John F. Spahr, Sr. for Dorothy Spahr and the Christian C. Febiger Spahr, Jr. Revocable Trust is 351 W. Camden Street,
              Baltimore, MD 21201.   These include 495,000 shares held
              collectively subject to a ten-year escrow agreement and subject to four separate voting trust agreements (see
              "Spahr Voting Trusts"). Robert F. Spahr has dispositive power as to 155,000 shares. John F. Spahr, Jr. has dispositive power as to 155,000 shares. John F. Spahr, Jr. and Regina O. Thomas, Trustees under the will of John F.
              Spahr, Sr. for Dorothy Spahr, have dispositive power as to 85,000 shares owned by Trustees under the will of John F. Spahr, Sr. Ann Spahr Tyler and Jay C. Rippard, Trustees, have dispositive power as to 100,000 shares owned by the Christian C. Febiger Spahr, Jr. Revocable Trust.

          (6) Includes 151,400 shares issuable under options exercisable within 60 days of the record date.


          (7) GeoCapital Corporation is an investment company.
              Information obtained from GeoCapital contained in a
              Schedule 13G filed with the Securities and Exchange Commission on January 31, 1997, states that GeoCapital has sole dispositive power as to 719,700 shares. Various clients of GeoCapital have sole voting power as to 232,900 shares, and GeoCapital has sole voting power as to 486,800 shares.

          (8) Newsweb Corporation is engaged primarily in the printing and broadcasting industries. Information obtained from Newsweb and its affiliates as of November 1, 1994, contained in a statement on Schedule 13D states that Fred Eychaner, as president and sole shareholder of Newsweb, has sole power to vote or to direct the vote and sole power to dispose or direct the disposition of 208,400 shares owned by Newsweb, 441,898 shares owned by Fred Eychaner and 20,000 shares owned by Fred Eychaner IRA.

          (9) Theodore Cross' principal occupation is editor and publisher of various academic journals. Information obtained from Mr. Cross as of December 8, 1994, contained in a statement on
              Schedule 13D states that Mr. Cross has sole power to vote or to direct the vote and sole power to dispose or direct the disposition of 357,574 shares owned by Theodore Cross.
              Mr. Cross is deemed to have sole power to vote or to direct the vote and sole power to dispose or direct the disposition of 6,500 shares owned by Management Reports, Inc. by virtue of his ownership of 60% of the issued and outstanding stock of Management Reports, Inc. James A. Hellmuth, as sole trustee of the Louisville Charitable Remainder Unit Trust, has sole power to vote or to direct the vote and sole power to dispose or direct the disposition of 5,000 shares owned by the Louisville Trust. Mary Cross, Amanda B. Cross, Lisa W. Pownall-Gray,
              Ann Fairchild Warner, Polly Mackwell and Stuart G. Warner each has sole power to vote or to direct the vote and sole power to dispose or direct the disposition of their respective shares.

          Passano Voting Trust.
          ---------------------
          The stock subject to the Passano Family Life Estate referred to in note (2) above is voted by Edward M. Passano, Sr., William M. Passano, Jr. and Susan P. Macfarlane, all of 351 W. Camden Street, Baltimore, Maryland 21201, as voting trustees under a voting trust agreement (the "Passano Voting Trust") dated July 31, 1989, which will expire on the earliest to happen of (1) the execution of a subsequent voting trust agreement by the parties; (2) the lapse of ten years from July 31, 1989; or (3) the death of Edward M. Passano, Sr. The latter is entitled to a 50% vote with respect to the stock subject to the voting trust and the other trustees are entitled to the remaining 50% vote, so that, unless the trustees are in agreement, it could happen that the stock subject to the voting trust could be not voted at all. William M. Passano, Jr., Susan P. Macfarlane and E. Magruder Passano, Jr., the three grandchildren of the original testator, have agreed that upon the death of Edward M. Passano, Sr., they will enter into a ten-year voting trust agreement (together with the Passano Voting Trust, the "Passano Voting Trusts") pursuant to which the stock they will then receive from the termination of the Life Estate under Edward
          B. Passano's Will will be voted as a unit for that period.
          The voting trustees will be those three grandchildren of the original testator or their respective spouses.

          Urban Voting Trust.
          -------------------
          The shares referenced in note (4) above remain subject to a voting trust (the "Urban Voting Trust") of which Mr. William M.
          Passano, Jr. and Dr. Urban are the co-trustees. The address of the trustees is 351 W. Camden Street, Baltimore, Maryland 21201. The duration of the Urban Voting Trust shall be coterminous with that of the Passano Voting Trust described above. The shares must be voted in the same way as the shares subject to the Passano Voting Trust described above unless the Passano family shares are deadlocked and cannot be voted at all, in which case Dr. Urban will have the sole right to vote the 800,000 shares.

          Spahr Voting Trusts.
          --------------------
          The 495,000 shares owned collectively by Mr. Robert Spahr, Mr. John
          F. Spahr, Jr., Trustees under the will of John F. Spahr, Sr. and the Christian C. Febiger Spahr, Jr. Revocable Trust referred to in note (5) above have been placed in voting trusts (the "Spahr Voting Trusts"). The Spahr Voting Trusts shall expire January 9, 2001. The shares in each of the Spahr Voting Trusts must be voted in the same way as the shares subject to the Passano Voting Trust described above, unless the Passano family shares are deadlocked and cannot be voted at all. In the event of a deadlock, Mr. Robert Spahr and Mr. John F. Spahr, Jr. will have the sole right to vote their respective 155,000 shares. Mr. Passano will have the sole right to vote the 100,000 shares owned by the Christian C. Febiger Spahr, Jr. Revocable Trust, and the 85,000 shares owned by the Trustees under the will of John F. Spahr, Sr. for Dorothy Spahr. The 495,000 shares held collectively by Mr. Robert Spahr,
          Mr. John F. Spahr, Jr., the Trustees under the will of John F. Spahr, Sr. and the Christian C. Febiger Spahr, Jr. Revocable Trust are subject to an escrow agreement until January 10, 2001 to secure indemnification obligations in the agreement relating to the acquisition of Lea & Febiger. Under the terms of the escrow agreement, each of the Messrs. Spahr and the Christian C. Febiger Spahr, Jr. Revocable Trust may obtain the release of up to 70,000 (adjusted for 2-for 1- stock split on June 12, 1996) shares in the event of death, disability or divorce.

               As a result of these arrangements, Dr. Urban, Messrs.
          Spahr, Trustees under the will of John F. Spahr, Sr. and the Christian C. Febiger Spahr, Jr. Revocable Trust may be deemed to be "associates" of the Passano family, as that term is defined in the rules and regulations of the Securities and Exchange Commission.

          ELECTION OF DIRECTORS
          ---------------------
               Waverly's Board of Directors is divided into three classes. Each class of directors is elected for a three-year term. The terms of the current Class C Directors will expire on the date of the 1997 Annual Meeting. The Class C Directors elected in 1997 will serve for a term that expires at the Annual Meeting of Shareholders in 2000 or when their successors are elected and qualified.

               Proxies solicited hereby cannot be voted for a greater number of persons than the number of nominees named. It is intended that, unless contrary instructions are given, the persons named in the accompanying proxy will vote all proxies in favor of the nominees listed below to serve for their respective terms and until their
          successors are elected and qualified.   Management has no reason
          to believe that any nominee will be unable to accept nomination or election. However, if such event should occur, management intends that the proxy holders will vote for such other person or persons as they may deem advisable.

  Name and Age                  Other Positions with the            Director
  on Record Date             Company and Principal Occupations         Since
  --------------             ---------------------------------       --------
  Class C Directors
  Term Expiring at 1997 Annual Meeting
  ------------------------------------
  David J. Callard (58)      President, Wand Partners, Inc.,           1974
                             private investment firm, New York, NY

  Edward B. Hutton, Jr. (51) President and Chief Executive Officer     1988

  Michael E. Johns (53)      Executive Vice President for Health       1993
                             Affairs; Director, Robert W. Woodruff
                             Health Sciences Center
                             Emory University, Atlanta, GA

  John F. Spahr, Jr. (46)    Managing Director, Teton Data Systems,    1991
                             Jackson, WY

  Michael Urban (57)         President and Chief Executive Officer,    1990
                             Urban & Schwarzenberg Verlag fur Medizin
                             GmbH,  a subsidiary of the Company

        The Board of Directors recommends a vote "FOR" the proposal to approve the election of five Class C Directors for a term of three years.

 Name and Age                  Other Positions with                  Director
 on Record Date              Company and Principal Occupations         Since
 --------------              ---------------------------------       --------
 Class A Directors
 Term Expiring at 1998 Annual Meeting
 ------------------------------------
 Barbara J. Bonnell (65)     Director of Research and Information,      1974
                             Baltimore Development Corporation,
                             Baltimore, MD

 Donald W. Dick, Jr. (54)    Principal, EuroCapital Advisors, LLC,      1980
                             private investment firm, Weehawken, NJ

 Carolyn Manuszak (57)       President, Villa Julie College,            1987
                             Stevenson, MD

 E. Magruder Passano, Jr. (54) Vice Chairman of the Board,              1972
                             Secretary

 Richard C. Riggs, Jr. (57)  President and CEO, Barton-Cotton, Inc.,    1995
                             Baltimore, MD


 Class B Directors
 Term Expiring at 1999 Annual Meeting
 ------------------------------------
 Samuel G. Macfarlane (65)     Consultant and former Vice President     1966
                               and Chief Financial Officer and Treasurer of Waverly, Inc.

 Ackneil M. Muldrow, II (59)   President and CEO, Development Credit    1992
                               Fund, Inc., Baltimore, MD

 Joseph M. Palazzolo (47)      Chairman, Gateway Investments, Inc.,     1996
                               Muttontown, NY

 William M. Passano, Jr. (68)  Chairman of the Board                    1965


      The directors currently on the Board have been engaged in the principal occupation indicated in the foregoing table for the five years preceding December 31, 1996, except as follows:

      Prior to July, 1995, Mr. Dick was partner, Overseas Partners,
 Inc., a private investment firm in Jersey City, New Jersey. Prior to June, 1996, Dr. Johns was Dean of the Medical Faculty and Vice President for Medicine at The Johns Hopkins University in Baltimore, Maryland. Prior to December 31, 1991, Mr. Macfarlane was Vice President, Chief Financial Officer and Treasurer of the Company. From 1992 to 1993, Mr. Palazzolo was Chairman of Frost and Sullivan, Inc., and prior to 1992, was President and CEO of JPT Publishing, Inc. From 1991 to 1993, Mr. Spahr was Chief Executive Officer of Lea & Febiger, a division of the Company, and prior to 1991, Mr. Spahr was a partner of Lea & Febiger, L.P., a publisher of books in the field of medicine and related disciplines.

      The following directors hold directorships with other companies as follows: Mr. Callard is a director of Chartwell RE Corporation. Mr. Dick is a director of the T. Rowe Price Growth Stock Fund, Inc., the
 T. Rowe Price New America Growth Fund, the T. Rowe Price Growth & Income
 Fund, Inc., the T. Rowe Price Capital Appreciation Fund, Inc., the T. Rowe Price Balanced Fund, Inc., the T. Rowe Price Mid-Cap Growth Fund, Inc., the
 T. Rowe Price OTC Fund, Inc., the T. Rowe Price Dividend Growth Fund, Inc., the T. Rowe Price Blue Chip Growth Fund, Inc., the T. Rowe Price New
 Horizons Fund, Inc., the T. Rowe Price New Era Fund, Inc., the T. Rowe Price Equity Income Fund, the T. Rowe Price Science and Technology Fund, Inc., the
 T. Rowe Price Small-Cap Value Fund, Inc., the T. Rowe Price Index Trust, Inc., the T. Rowe Price Equity Series, Inc., the T. Rowe Price Personal Strategy Funds, Inc., the T. Rowe Price Value Fund, Inc., the T. Rowe Price Capital Opportunity Fund, Inc., the T. Rowe Price Health Sciences Fund, Inc., the
 T. Rowe Price International Series, Inc., the T. Rowe Price International Funds, Inc., the T. Rowe Price Mid-Cap Value Fund, Inc., the T. Rowe Price Financial Services Fund, Inc., the Institutional Equity Funds, Inc. and Institutional International Funds, Inc. Mr. William M. Passano, Jr. is a director of First Maryland Bancorp and of the First National Bank of Maryland.

      Mr. Samuel G. Macfarlane is the brother-in-law of Mr. William M. Passano, Jr., Mr. E. Magruder Passano, Jr. is the son of Mr. Edward M. Passano, Sr. and a first cousin of Mr. William M. Passano, Jr..

      Pursuant to the terms of an Agreement and Plan of Merger between the Company and Lea & Febiger, L.P. (the "L&F Agreement"), the Company agreed to use its best efforts to cause the election of John F. Spahr, Jr. to the Board of Directors (or if he is unable to serve, then another specified member of the Spahr family will be designated). If the Passano Family Voting Trust (see the "Principal Holders of Common Stock") fails to vote all its shares for the election of Mr. Spahr (or one of the designated substitutes) as Director and Mr. Spahr (or such substitute) is thus not elected, each of the Spahr Voting Trusts (see "Principal Holders of Common Stock") will automatically expire.

 Committees of the Board
 -----------------------
      The full Board of Directors meets on a quarterly basis to receive and act on reports of committees and of management, to declare dividends and to take any other action requiring Board approval. In 1996 the Board of Directors held four meetings. (Each director other than Dr. Johns attended at least 75% of the meetings of the Board of Directors and Committees of the Board on which such directors served.)

              Executive Committee.
              --------------------
      The Board of Directors has an Executive Committee consisting in fiscal 1996 of Messrs. Callard (Chair), Hutton, Macfarlane, Palazzolo, E. Magruder Passano, Jr., William M. Passano, Jr., Riggs and Spahr, Drs. Johns and Urban and Ms. Manuszak. The Executive Committee met five times in 1996, and minutes of its meetings are distributed to all members of the Board.

               Audit Committee.
               ----------------
      The Company's Audit Committee consisted in fiscal 1996 of Ms. Bonnell and Messrs. Macfarlane and Riggs (Chair). During the fiscal year, the Committee met on four occasions to review with the Company's independent accountants the annual financial statements prior to their release, to receive and review with them their annual letter on internal controls and interim reports on quarterly reviews and to review with them their plans and budget for the 1996 audit.

                Management Committee.
                ---------------------
      The Management Committee, consisting in fiscal 1996 of Ms. Manuszak (Chair), Dr. Johns and Messrs. Muldrow and Palazzolo, met in February prior to the regular February Board meeting to formulate recommendations to the Board for all executive compensation for the ensuing year, including the awards of stock options, and to determine bonus awards for the preceding year's performance.

                Nominating Committee.
                ---------------------
      The Nominating Committee consisted in fiscal 1996 of Messrs. E. Magruder Passano, Jr. and William M. Passano, Jr.

      An annual director's fee of $15,000 is paid to directors, other than Messrs. Callard and Spahr, who are not employees of the Company, plus $500 for each Committee meeting they attend. Committee Chairs also receive an annual fee of $1,000 for such service. Pursuant to the terms of the Director Stock Plan, one-half of the director's fee is payable in Company stock. The stock awards are made on the dates of the Board of Directors' regular February and July meetings and consist of the number of shares equal to one-half of the retainer fee to be paid on that date divided by the market value of the stock on the business day immediately preceding the date of grant. Pursuant to the Plan, awards of 178 shares and 181 shares were made to each director (other than Messrs. Callard and Spahr) in February 1996 and July 1996, respectively. For information regarding Mr. Callard's and
 Mr. Spahr's waivers of director compensation, see "Certain Transactions."

      The following table sets forth information regarding the beneficial ownership by named executive officers, directors, nominee for director and all executive officers, directors and nominee for director, as a group, of the Company's outstanding Common Stock on February 26, 1997:

                                       Shares Beneficially    Percent of Total
 Name                                      Owned (1) (2)          Outstanding
 ----                                  -------------------    ----------------
 William M. Passano, Jr., Chairman,
      Director                               296,050 (3)            3.3%

 E. Magruder Passano, Jr., Vice Chairman,
      Director                               253,869                2.8%

 Edward B. Hutton, Jr., President and CEO,
      Director                               220,809                2.4%

 Arthur E. Newman, Executive Vice President   57,649                  *

 Michael Urban, President and CEO, Urban &
      Schwarzenberg Verlag fur Medizin GmbH,
      Director                               802,500 (4)            9.0%

 Alma J. Wills, President, Periodical
      Publishing                              47,723                  *

 Barbara J. Bonnell, Director                  6,298                  *

 David J. Callard, Director                   70,198                  *

 Donald W. Dick, Jr., Director                 4,822                  *

 Michael E. Johns, Director                    1,432                  *

 Samuel G. Macfarlane, Director                9,263                  *

 Carolyn Manuszak, Director                    3,510                  *

 Ackneil M. Muldrow, II, Director              2,485                  *

 Joseph M. Palazzolo, Director               100,528                1.1%

 Richard C. Riggs, Jr., Director                 894                  *

 John F. Spahr, Jr., Director                155,000 (4)            1.7%

 All executive officers, directors and
   nominees for director as a group
   (23 persons), including the Life
   Estate under the Will of Edward B. Passano
   (3,227,822 shares) and all shares held in
   the Spahr Voting Trusts (495,000 shares)
   and the Urban Voting Trust (800,000)    5,738,258                60.2%
 -----------------------------------
 *Less than 1% of the Common Stock outstanding.

           (1) Includes shares owned by trusts, spouses and minor children of the indicated persons.

           (2) Includes the following numbers of shares subject to options exercisable within 60 days after the record date: William M. Passano, Jr., 115,400 shares; E. Magruder Passano, Jr., 33,500 shares; Edward B. Hutton, Jr., 217,970 shares; Arthur E. Newman, 56,750 shares; Alma J. Wills, 45,600 shares; David J. Callard, 12,500 shares; and all other executive officers, directors and nominee for director as a group (23 persons), 605,346 shares.

           (3) Excludes 3,227,822 shares held in Life Estate under the Will of Edward B. Passano, the 800,000 shares held in the Urban Voting Trust and the 495,000 shares held in the Spahr Voting Trusts with respect to which Mr. Passano has shared voting power by virtue of his status as a trustee of the various voting trusts. For a description of the voting trust arrangements relating to these shares, see the description under "Principal Holders of Common Stock."

           (4) For a description of the voting trust arrangements relating to these shares, see the description under "Principal Holders of Common Stock."

 CERTAIN TRANSACTIONS
 --------------------
      The Company and Mr. David J. Callard have an agreement pursuant to which Mr. Callard provides financial advisory services in his capacity as Chair of the Executive Committee and advisory services in the area of acquisition and development ("A&D"). Under this agreement, Mr. Callard was retained at an annual compensation rate of $90,000 through March 31, 1996, and in fiscal 1995 was awarded an option to purchase 5,000 shares of Common Stock at an exercise price of $14.25 per share, which was the fair market value on the grant date. The option is excercisable to the extent of 25% of the shares one year from the grant date, an additional 25% two years from the grant date, an additional 25% three years from the grant date and in full four years from the grant date. Beginning in April 1996, the Company agreed to pay Mr. Callard an annual retainer of $50,000. The agreement also entitles Mr. Callard to receive contingent compensation for each A&D transaction in which he plays an active role at the Company's request. Such additional compensation is to be determined by mutual agreement at the outset of each A&D project, reflecting its complexity and size. Pursuant to the agreement, Mr. Callard is reimbursed for out-of-pocket expenses. In connection with the agreement, Mr. Callard has waived his right to director's fees and future participation in the Company's Director Stock Plan.

      Waverly has entered into an agreement with Mr. John F. Spahr, Jr., which replaces his prior employment agreement, pursuant to which Mr. Spahr will provide consulting services to the Company. Under this agreement, Mr. Spahr received $110,000 for 1995 and is entitled to receive $50,000 for each of the years 1996 through 2000. In connection with the agreement, Mr. Spahr has waived his right to director's fees and future participation in the Company's Director Stock Plan.

      The Company's subsidiary, Urban & Schwarzenberg Verlag fur Medizin GmbH is indebted to Gisela Urban, Dr. Urban's mother, for 150,000 DM
 (approximately $97,410) bearing interest at 8% per annum payable on demand on one year's notice. Loan amounts have been converted into dollars based upon the currency exchange rate of .6494 DM per dollar in effect on December 31, 1996.

 MANAGEMENT COMMITTEE REPORT
 ---------------------------
      The Management Committee (the "Committee"), composed entirely of nonemployee directors, meets periodically to formulate recommendations for approval by the Board of Directors for executive compensation. The Committee consisted in fiscal 1996 of Carolyn Manuszak (Chair), Michael E. Johns, Ackneil M. Muldrow, II and Joseph M. Palazzolo.

       The Committee's compensation recommendations are designed to enable the Company to attract and retain qualified executives, reward achievement of corporate and personal goals and motivate officers to meet divisional and corporate financial and strategic objectives and to contribute to increasing the shareholder value. Executive officers receive a salary, are eligible for a bonus under Waverly's Incentive Plan ("WIN Plan") and participate in the Company's Defined Benefit Pension Plan and in the Company's Incentive Savings Plan ("WISP"), a tax-qualified plan that permits employees to make contributions, a portion of which is matched by the Company. In addition, executive officers are eligible to receive grants of options to purchase Company stock. The Committee emphasizes stock ownership by executives as highly desirable in that it closely aligns the economic interests of the executives with those of the shareholders.

      Salaries for executive officers (other than for the Chief Executive Officer and the Chairman) are reviewed each year by the Company's Chief Executive Officer and the Committee. Salaries for the Chief Executive Officer and the Chairman are reviewed annually by the Committee. Salaries are assessed in light of executives' performances for the prior year and other economic and industry-specific conditions that prevail.

      The Company pays annual cash bonuses to executives under the WIN Plan for achievement of corporate and/or divisional financial targets and for achievement of individual performance objectives established as part of the Company's long-range planning process. At the beginning of each year, the Board meets with senior management to review the Company's long-range strategic objectives and its annual budget. Financial and performance targets, derived from this process, are used by the Committee to establish objectives under the WIN Plan. In 1996, these objectives included achievement of certain levels of earnings per share and return on equity. For each operating division officer, 50% of bonus is based on his or her division performance against budget and 50% is based on corporate results against budget. For certain corporate officers (such as the Chief Executive Officer), 100% of bonus depends on overall corporate performance. Maximum bonuses for each officer may not exceed 50% of salary. Bonuses paid for performance in 1996 are reflected in the Summary Compensation Table shown below.

      The Company awards stock options to its executives from time to time to provide additional financial incentives and reward superior performance. The Committee grants options to individual officers based on its evaluation of a number of factors, including level of base salary, level of responsibility, expected level of contribution to the Company, prior individual performance and prior stock option grants. The largest grants are awarded to the most senior employees who, in the view of the Management Committee, have the greatest potential impact on the Company's profitability and growth. Options under the plan may be either incentive stock options or nonqualified stock options at the discretion of the Management Committee. The exercise price of these options will be at least equal to the fair market value of the Common Stock on the date of grant. In 1996, the Committee granted stock options exercisable at fair market value to certain key employees, including the Company's officers. Stock option awards to the executive officers named in the Summary Compensation Table are disclosed in that table.

      Mr. Hutton, the Company's Chief Executive Officer, received compensation in 1996 in accordance with the guidelines referred to above. Mr. Hutton's base salary effective February 1996 was $350,000, reflecting the Committee's conclusion that the performance of the Company in 1995 warranted a 4.5% increase in 1996. The Committee had established budget, earnings per share and return on equity targets for Mr. Hutton under the WIN Plan for 1996 based on the long-range strategic business plan. The Company met its budget and performance targets in 1996 and, in light of this performance, Mr. Hutton was awarded a bonus of $61,000 and an option to purchase 20,000 shares of Common Stock at an exercise price of $21.50 per share, which was equal to the fair market value on the grant date (2/14/97). The Company also pays 100% of the premium on a $2,000,000 term-life insurance policy for Mr. Hutton.

      Rules proposed pursuant to Section 162(m) of the Internal Revenue Code limit the allowable deduction for certain covered compensation paid to the Company's officers to $1 million per year per executive. The rules provide that certain qualifying, performance-based compensation will not be subject to the deduction limit. The Company has structured its Employee Stock Option Plan to cause option awards issuable under the Plan to comply with these rules. In view of the current levels of other compensation paid to its executives, the Company expects that its compensation will fall well within the limits imposed by the Code and that Section 162(m) will not limit the deductibility of its compensation to officers.
                                                  Carolyn Manuszak, Chair
                                                  Michael E. Johns, M.D.
                                                  Ackneil M. Muldrow, II
                                                  Joseph M. Palazzolo

 EXECUTIVE COMPENSATION
 ----------------------
      The following table sets forth information concerning the compensation paid by the Company in the last three fiscal years to the Chief Executive Officer of the Company and the four next most highly compensated executive officers:


 Summary Compensation Table
 --------------------------
                                                                            Long-Term
                                               Annual Compensation (1)    Compensation     All Other
 Name and                                                                    Awards       Compensation
 Principal Position            Year        Salary ($)(2)    Bonus ($)(3)   Options (#)       ($)(4)
 ------------------            ----        -------------    ------------   -----------       ------
 William M. Passano, Jr.       1996            325,000         56,875             0           9,260
   Chairman of the Board       1995            300,000         71,800             0           8,610
                               1994            300,000         75,000             0           8,610

 Edward B. Hutton, Jr.         1996            350,000         61,250        17,000          10,693
   President and CEO           1995            335,000         80,200        15,000          12,952
                               1994            310,000         77,500        15,000           7,000

 Michael Urban                 1996            302,000         67,000             0               0
   President and CEO, Urban    1995            313,000         52,500             0             540
   Schwarzenberg Verlag        1994            263,000         47,700         5,000           2,899
   fur Medizin GmbH (5)

 Arthur E. Newman              1996            205,000         35,875         9,000           2,960
   Executive Vice President    1995            194,000         46,500         9,000           2,811
                               1994            183,500         45,875         9,000           2,908

 Alma J. Wills                1996             135,000         45,900         6,000           1,836
   President, Periodical      1995             130,000         20,300         6,000           2,018
   Publishing                 1994             121,500         26,669         6,000           2,087
 ------------------------

      (1) Does not include perquisites and other personal benefits where the aggregate value of such compensation to the executive officer is less than 10% of annual salary and bonus.

      (2) Includes salary deferrals under the WISP.

      (3) Comprises bonuses under the WIN Plan, which were accrued during the fiscal year indicated
 but were paid in the following fiscal year.

      (4) Includes life insurance premiums paid by the Company and Company matching contributions under the WISP. Under the WISP, the Company makes matching contributions of 25% of each participant's contribution subject to a maximum of 1.5% of an employee's compensation up to $9,240.
The amounts for 1996 are as follows:

                                       WISP              Insurance
                                       ----              --------
          Passano, W.               $ 2,375              $  6,885
          Hutton                    $ 2,375              $  8,318
          Urban                     $     0              $      0
          Newman                    $ 2,375              $    585
          Wills                     $ 1,446              $    390

      (5) Dr. Urban's compensation  has been converted into dollars based upon the currency exchange rate of .6494 DM per dollar as of December 31, 1996, .6961 DM per dollar in effect on December 29, 1995, and .6453 DM per dollar in effect December 30, 1994.

 Option Grants in Last Fiscal Year
 ---------------------------------

     The following table sets forth information concerning the grant and exercise of options in the last fiscal year under the Waverly, Inc. 1996 Employee Stock Option Plan to the persons named in the Summary Compensation
 Table:

                                    INDIVIDUAL GRANTS                       Potential Realizable
                  ----------------------------------------------------       Value at Assumed
                         Number                                              Annual Rates of
                     of Securities    % of Total                                Stock Price
                      Underlying    Options Granted  Exercise                Appreciation for
                        Options     to Employees in   Price  Expiration       Option Term (2)
 Name                  Granted(1)     Fiscal Year    ($/Sh)    Date        0%        5%        10%
------------------------------------------------------------------------------------------------------
 Passano, W.                 0             0.0%       $ 0.00    N/A        $0    $      0    $      0

 Hutton                 17,000            15.1%       $21.125  2/9/06      $0    $225,852    $572,353

 Urban                       0             0.0%       $ 0.00    N/A        $0    $      0    $      0

 Newman                  9,000             8.0%       $21.125   2/9/06     $0    $119,569    $303,010

 Wills                   6,000             5.3%       $21.125   2/9/06     $0    $ 79,712    $202,007
 ----------------------------------

 (1) All options were granted with an exercise price equal to the fair market value of the
     Common Stock underlying the option on the date of the grant. The options are exercisable to the extent of 25% of the shares one year from the grant date, an additional 25%
     two years from the grant date, an additional 25% three years from the grant date, and in full four years from the grant date, subject to such limitations as are imposed by
     Section 162(m) of the Internal Revenue Code on qualified options, unless accelerated upon a change in control, retirement, death or disability. These options have a term of ten years, unless terminated sooner in connection with death, disability, retirement or termination.

 (2) Amounts are based on the 0%, 5% and 10% annual compounded rates of appreciation of the
     Common Stock price, prescribed by the Securities and Exchange Commission, and are not
     intended to forecast future appreciation of the Company's Common Stock. The prices of the Common Stock, assuming such annual compounded rates of appreciation, would be
     $21.125, $34.41 and $54.79, respectively.

 Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
 ------------------------------------------------------------------------
      The following table provides information with respect to the stock options exercised during fiscal year ended December 31, 1996 and the value as of December 31, 1996 of unexercised in-the-money options held by the named executive officers. The value realized on the exercise of options is calculated using the difference between the per share option exercise price and the market value of a share on the date of the exercise. The value of unexercised in-the-money options at fiscal year end is calculated using the difference between the per share option exercise price and the market value of $23.75 per share at fiscal year end, December 31, 1996.

                                                  Number of Securities          Value of Unexercised
                    Shares                       Underlying Unexercised              In-the-Money
                  Acquired on     Value             Options at FY-End              Options at FY-End
 Name             Exercise (#)   Realized ($)   Exercisable   Unexercisable   Exercisable    Unexercisable
 ----             ------------   ------------   -----------   -------------   -----------    -------------
 Passano, W.          9,600       $158,400        110,400        5,000         $1,600,100      $   61,250

 Hutton                   0              0        208,644        53,356         2,914,639         482,486

 Urban                5,000       $ 53,125              0         2,500                 0          36,250

 Newman                   0              0         50,000        18,000            692,125        120,375

 Wills                    0       $      0         41,100        12,000            578,213         80,250
 -----------------------------------

 DEFINED BENEFIT PENSION PLAN
 ----------------------------
      The Company has a trusteed, noncontributory, defined benefit pension plan in which all U.S. employees are eligible to participate. The plan provides for an annual retirement benefit payable monthly based on the sum of (i) amounts accrued to date under various career average pay formulae and
 (ii) amounts accruing beginning for 1989 based on the following formula: 1.5% of participant's compensation plus .65% of earnings in excess of the Social Security Covered Compensation (the average of Social Security Taxable Wage Basis for a specified 35-year period) for each year of credited service. Earnings for purposes of the pension plan include base salary and commissions but not overtime or bonuses. Benefits are payable upon retirement, death or disability or upon termination of employment after five years of service. Benefits are not subject to reduction for Social Security benefits. At their normal retirement at age 65, the estimated annual retirement payments (based on compensation for 1996 and subject to the limitations imposed by IRS regulations) would be as follows: Mr. Hutton, $72,767; Mr. Newman, $70,113; and Ms. Wills, $63,513. Mr. William
 Passano, Jr.'s annual retirement payments, assuming retirement at age 70, would be $103,282.

      The Company's subsidiary, Urban & Schwarzenberg, has agreed to provide supplementary retirement benefits to two current and thirteen former employees, including Dr. Urban. Monthly benefits are payable upon retirement based upon 50% of the retiree's highest achieved salary level. Upon the retiree's death, his or her spouse and/or other specified beneficiaries are generally entitled to receive a benefit payment. At his normal retirement at age 65, the estimated annual retirement payment to Dr. Urban under this plan (based on compensation for 1996) would be 232,500 DM (approximately $150,985).

 STOCK PERFORMANCE GRAPH
 -----------------------
      In accordance with Securities Exchange Act regulations, the following performance graph compares the performance of the Company's Common Stock with the S&P 500 Index and with the Dow Jones Media/Publishing Index.

      The graph assumes that the value of the investment in the Company's Common Stock and in each Index was $100 at December 31, 1991, and that all dividends were reinvested.

 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

 Year             Waverly, Inc.      S&P 500 Index        Dow Media Index
 ----             -------------      -------------        ---------------
 1991               $100.00            $100.00               $100.00
 1992                154.37             107.60                116.82
 1993                111.51             118.39                131.07
 1994                177.78             119.96                125.59
 1995                312.90             165.03                154.65
 1996                327.09             202.80                179.00

 INDEPENDENT ACCOUNTANTS

      The Board of Directors of the Company, upon the recommendation of its Audit Committee, none of the members of which is an officer or employee of the Company, proposes and recommends approval of the appointment of Coopers & Lybrand L.L.P. as independent accountants to make an examination of the accounts of the Company for the year ending December 31, 1997. Coopers & Lybrand L.L.P. was the independent accounting firm for the Company's most recently completed fiscal year ended December 31, 1996.

      Representatives of Coopers & Lybrand L.L.P. are expected to be present at the shareholders' meeting. They will be given the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

      The Board of Directors recommends a vote "FOR" the proposal to approve the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for 1997.

 VOTE REQUIRED TO APPROVE MATTERS
 --------------------------------
 A majority of the outstanding shares of Common Stock entitled to vote at this meeting, represented in person or by proxy, will constitute a quorum. The election of directors requires a plurality of votes cast at the meeting. The ratification of the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company requires the affirmative vote of a majority of the votes cast at the meeting.

      Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed for the meeting. Proxies marked with abstentions, and shareholders present at the meeting who abstain from voting, will be treated as present for purposes of determining the presence of a quorum. Any "broker non-votes" (i.e., proxies from brokers or nominees marked to indicate that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to the vote on a particular matter with respect to which the brokers or nominees do not have discretionary power to vote) will be disregarded.

 DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
 --------------------------------------------
      Shareholders' proposals for the 1998 Annual Meeting must be received at the Company's principal executive offices not later than November 30, 1997 to be considered for inclusion in the Company's 1998 Proxy Statement.

 OTHER BUSINESS
 --------------
      As of the date of this Proxy Statement, Management does not intend to bring any other matters before the meeting requiring action of the shareholders, nor does it have any information that other matters will be brought before the meeting. However, if any other matters requiring the vote of the shareholders properly come before the meeting, the persons named in the enclosed form of proxy intend to vote in accordance with their best judgment.

                                          By order of the Board of Directors
                                            E. MAGRUDER PASSANO, JR.
                                                    Secretary
March 25, 1997